EXHIBIT 10.39

E*TRADE GROUP, INC.

MANAGEMENT CONTINUITY AGREEMENT

June 9, 1999

Mitchell H. Caplan

Dear Mitchell:

        We are pleased to offer you the position of President and Chief Executive Officer. This letter, if accepted, sets forth the terms of your employment with E*TRADE Group, Inc. (hereafter “ E*TRADE” or the “Company”), following the Closing. As used in this agreement, “E*TRADE” and “Company” refer to E*TRADE Group, Inc. and each of its subsidiaries including, after the Closing, Telebanc Financial Corporation. As a full-time employee, you would receive an annual base salary of $ 250,000, paid biweekly, less all applicable deductions. All Telebanc Financial Corporation (“TFC”) and its subsidiaries’ employee benefits will continue uninterrupted until E*TRADE transitions your benefits coverage from TFC benefits to E*TRADE benefits. The transition to E*TRADE benefits is expected to occur during the first few months after the Closing. The Company wants to make this transition as smooth as possible . Following the transition, you will be eligible to participate in Company-sponsored benefits on the same basis as other full-time E*TRADE employees.

        This offer is contingent on the occurrence of the Closing of E*TRADE’s acquisition (the “Acquisition”) of TFC and, if you accept this offer, it would take effect as of that Closing Date. The remaining terms of your employment would be as follows:

Bonus Participation

        You will be eligible to receive a Closing Period Bonus within thirty (30) days of the Closing Date equal to a pro-rata portion of the TFC bonus you received for the 1998 calendar year (or the annualized equivalent if you were employed for less than one (1) full year by TFC during 1998) which is $ 250,000 (the “1998 Bonus Amount”). The amount of the Closing Period Bonus for which you will be eligible will be equal to the 1998 Bonus Amount times a fraction, the numerator of which will be the number of days in 1999 up until the Closing and the denominator of which will be 365. You will earn this Closing Period Bonus if TFC meets its performance objectives, as previously agreed to by TFC and E*TRADE, for the period January 1, 1999 through the Closing Date. The determination as to whether you have met the performance objectives sufficient to receive the Closing Period Bonus will be made by the President of TFC, Mitch Caplan. The C losing Period Bonus will be paid no later than thirty (30) days after the Closing Date.

        You will be eligible to receive a bonus not less than the 1998 Bonus upon your completion of twelve (12) months of continuous service to E*TRADE following the Closing (the “Term”), but only if E*TRADE pays a Team Quality Incentive (“TQI”) bonus either the period running from October 1, 1999 through March 31, 2000 or April 1, 2000 through September 30, 2000 (the “Term Bonus”). If you voluntarily resign your employment, except for “Good Reason,” you will not earn or be paid any Term Bonus. If your employment is terminated by E*TRADE during the Term without “Cause,” or in the event you resign for “Good Reason,” then you will be paid a pro-rata share of the Term Bonus for the period measured from the Closing until the date of the termination of your employment. This payment will be made on the date of termination. If your employment is terminated by E*TRADE during the Te rm for “Cause,” then you will not earn or be paid any Term Bonus.

        If your employment continues beyond the Term, you would then be eligible to participate in the E*TRADE TQI Bonus Program subject to the same terms and conditions applicable to other E*TRADE employees.

Stock Options

        E*TRADE will recommend to the Company’s Board of Directors (the “Board”) that at the next meeting in which the Board grants stock options you be granted an option to purchase 50,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the effective date of the grant. This stock option grant would be contingent on you executing E*TRADE’ s standard stock option agreement, and will be subject to the E*TRADE 1996 Stock Incentive Plan. Your stock option would be subject to a one year cliff vesting date, and will vest at 25% per year over a four (4) year period, pursuant to the E*TRADE Plan and your stock option agreement.

Term of Employment

        You commit to remaining employed by E*TRADE for a period of twelve (12) months following the Closing Date (the “Term”). However, you will be permitted to resign your employment with “Good Reason” without being deemed to have breached this Agreement. A resignation for “Good Reason” will occur if you resign your employment within thirty (30) days after the occurrence of either of the following events: (i) a requirement by E*TRADE that you relocate to an office more than thirty-five (35) miles from your current office; or (ii) a substantial reduction in your base salary, title, compensation, duties or benefits, as described herein. In any event, E*TRADE may terminate your employment at any time for any reason during this period, with or without cause, by giving written notice of such termination.

        If E*TRADE terminates your employment “Without Cause” or if you resign for Good Reason during the Term, then E*TRADE will continue to pay your base salary, less applicable deductions, through the earlier of: (i) six (6) months; or (ii) upon the date you commence employment elsewhere (the “Severance Period”). If you commence employment elsewhere during the Severance Period, E*TRADE will pay the difference between your base salary effective on the date your employment with E*TRADE terminates, and your new base salary. Such severance payment would be in lieu of any entitlement you may have to notice of termination, pay in lieu of notice of termination, or severance pay under any Company policy or practice. If you are eligible to receive a greater amount of severance from any other source or based on any written commitment, then you will have the option of selecting that severance payment or this one, but not both. All benefits and future stock and option vesting would terminate as of the date of termination of your employment. You would, of course, be paid your salary through your date of termination and for the value of all unused vacation earned through that date, and be allowed to continue your medical coverage to the extent provided for by COBRA, but you would not be entitled to any additional payments or benefits except as set forth herein. You would be allowed to exercise your vested options during the time period set forth in and in accordance with your option agreement and Stock Option Assumption Agreement.

        If the Company were to terminate your employment for “Cause” within twelve (12) months after the Closing Date, then you would be paid all salary and benefits, as well as the value of your accrued but unused vacation, through the date of termination of your employment, but nothing else. A termination for “Cause” shall mean a termination for any of the following reasons: (i) your material failure to perform the duties of your position after receipt of a written warning specifying the performance problem, provided that you are given a thirty (30) day opportunity to cure; (ii) engaging in misconduct as set out in the E*TRADE Code of Conduct published on the Company’s internal web site; (iii) being convicted of a felony; (iv) committing an act of fraud against, or the misappropriation of property belonging to, the Company or any of its employees; or (v) a material breach of this agreement or of any c onfidentiality or proprietary information agreement between you and the Company. E*TRADE will provide written notice of the reason for termination in the case of any termination for Cause. A termination for any other reason shall be a termination “ Without Cause.”

        If your employment were to continue after twelve (12) months beyond the Closing Date, then your employment would be on an “at-will” basis. This means that either you or E*TRADE could terminate your employment at any time for any reason with or without cause and without the obligation to pay you, or your right to, any severance payment except as may be provided at such time under E*TRADE’s employee benefit plans for which you are eligible.

Your Position

        You will initially have the title of President and Chief Executive Officer. You will have whatever reasonable duties are assigned to you consistent with your title and position. E*TRADE may change your title, duties, compensation, and benefits as it reasonably sees fit.

Non-Competition

        You understand and agree that this agreement is entered into in connection with the acquisition by E*TRADE of all of the outstanding stock of TFC. You further understand and agree that you were a substantial shareholder or optionholder of TFC; a key and significant member of the management of TFC; and that E*TRADE paid substantial consideration in order to purchase your stock and/or option interest in TFC. In addition, the parties agree that, prior to acquisition by E*TRADE of the stock of TFC, TFC had customers in each of the fifty states of the United States. E*TRADE represents and you understand that, following the acquisition by E*TRADE of the stock of TFC, E*TRADE will continue conducting such business in all parts of the United States.

        You agree that during your employment with E*TRADE you will not engage in any other employment, business, or business-related activity unless you receive E*TRADE’s prior written approval to hold such outside employment or engage in such business or activity. Such written approval will not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of E*TRADE or otherwise conflict with or adversely affect in any way your performance of your employment obligations to E*TRADE.

        You acknowledge and agree that as part of performing your job duties during your employment with TFC, you had access to highly sensitive Proprietary Information (as defined in the attached Proprietary Information and Inventions Agreement), including confidential information and trade secrets related to the development of TFC’s business model, pricing strategy, product positioning, competitive analysis, marketing strategy, and other information that would be highly injurious if divulged to or used by a competitor. You also acknowledge and agree that in your capacity as President and Chief Executive Officer you were involved in top-level decisions related to the design, development, marketing and sale of each of TFC’s online, telephonic, and ATM banking products and services and online securities brokerage products and services (hereafter referred to as the “the Business”). You further acknowledge and agree that as President an d Chief Executive Officer you will continue to have access, and be involved in decisions regarding, Proprietary Information of E*TRADE including the Company’s business model, pricing strategy, product positioning, competitive analysis, marketing strategy and other highly sensitive and confidential information. You agree that as pioneers in the field of online banking, TFC and E*TRADE have made substantial investments in creating unique business approaches to banking, which other banks and businesses will have incentive to replicate; hence, TFC had and now E*TRADE has a substantial interest in ensuring that its competitors do not gain access to the proprietary knowledge that you acquired during your employment with TFC or E*TRADE.

        Therefore, commencing on the Closing Date and continuing for one (1) year from the date of termination of your employment with E*TRADE, except as provided below, you will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:

        1.  engage in any activity in which you participate, supervise or advise in the design, development, marketing, sale or servicing of any online, telephonic or ATM banking product or service, or any online securities brokerage product or service, in the United States. Notwithstanding the foregoing, nothing in this paragraph would prevent you from working within the banking industry for an organization in which online banking products or services, or online securities brokerage products or services do not constitute a substantial portion of its business, so long as you do not engage in any activity in which you participate, supervise or advise in the design, development, marketing, sale or servicing of any online or telephonic banking product or service, or any online securities brokerage product or service.

        2.  induce, solicit or encourage any individual who was employed with the Company within six (6) months of the termination date of your employment with the Company to leave the Company for any reason, or to employ, interview or arrange to have business opportunities offered to any such individual;

        3.  permit your name to be used in connection with a business which is competitive with or substantially similar to the Business; or

        4.  communicate with any individual or entity that is a customer of the Company for the purpose of soliciting or offering services substantially similar to the Business, or request, suggest, encourage or advise in any manner, any individual or entity who is presently a customer served to withdraw, curtail, limit, cancel, terminate or not renew their existing or future business with the Company or its affiliates.

        Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any person or entity which owns a business that is competitive or substantially similar to the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

Enforcement of Non-Competition

        You acknowledge that the services that you provided to TFC, and that you will provide to E*TRADE under this Agreement, are unique and that irreparable harm will be suffered by E*TRADE in the event of a material breach by you of any of your obligations under this agreement, and that E*TRADE will be entitled, in addition to its other rights, to enforce by an injunction or decree of specific performance the obligations set forth in this agreement.

        If any restriction set forth in the Non-Competition provision section is found by a court to be unreasonable, then the parties agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. In addition, the parties agree that if any provision of the Non-Competition section is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law.

        You agree that if the Company establishes that you, or those acting in concert with you or on your behalf, materially violate the Non-Competition provision in any way, the Company shall be entitled to recover the reasonable attorneys’ fees and litigation expenses incurred, arising out of or relating to the Company’s efforts to prevent the breach, to establish that a breach has occurred, to enforce the Non-Competition provisions or to seek to redress a breach, including any appeals if necessary. If the Company fails to establish that you, or those acting in concert with you or on your behalf, have materially violated any of the Non-Competition provisions in any way, you shall be entitled to reimbursement of reasonable attorneys’ fees and litigation expenses incurred in your defense.

Arbitration

        The parties agree that any and all disputes between us which arise out of your employment, the termination of your employment, or under the terms of this Agreement, except as expressly noted below, shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, any disputes regarding your employment by E*TRADE or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with E*TRADE or its termination. The only claims not covered by this section are the following: (i) claims arising out of your violation or alleged violation of the Non-Competition provisions in this agreement; (ii)  claims for benefits under the unemployment insurance or workers’ compensation laws (or claims which by law must be adjudicated in a court of law); and (iii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by E*TRADE, or which E*TRADE could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration but, rather, will be resolved pursuant to applicable law. Binding arbitration will be conducted in the Arlington, Virginia area in accordance with the rules and regulations of the American Arbitration Association. If, however, you do not reside within one hundred (100) miles of Arlington at the time the dispute arose, then the arbitration may take place in the largest metropolitan area within fifty (50) miles of your place of residence when the dispute arose. The parties will split the cost of the arbitration filing and hearing fees and the cost of t he arbitrator; each side will bear its own attorneys’ fees, unless otherwise decided by the arbitrator. You understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

Miscellaneous Provisions

        This agreement and the accompanying Proprietary Information and Inventions Agreement will be the entire agreement between you and E*TRADE relating to your employment and the additional matters provided for herein. This agreement supersedes and replaces (i) any prior verbal or written agreements between the parties except as provided for herein, and (ii) any prior verbal or written agreements between the undersigned employee and TFC relating to the subject matter hereof. This Agreement may be amended or altered only in a writing signed by you and the Vice President, Associates and Work Environment of E*TRADE.

        This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement. This offer is also contingent on you executing the E*TRADE Proprietary Information and Invention Agreement, a copy of which is attached hereto.

        If you have any questions about this offer, please contact me at (650) 842-8797. Please sign and date this letter below and return it to me.

                                                                                                                      Sincerely,

E*TRADE GROUP, INC.
/s/ Jerry A. Dark
Jerry A. Dark Vice President, Associates and Work Environment
I agree to the terms and conditions in this offer. Dated: May 31, 1999
/s/ Mitchell H. Caplan
Signature